UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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Adamas Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Adamas Pharmaceuticals, Inc.
1900 Powell Street, Suite 1000
Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2020
To the Stockholders of Adamas Pharmaceuticals, Inc.:
The 2020 Annual Meeting of Stockholders, or the 2020 Annual Meeting, of Adamas Pharmaceuticals, Inc., a Delaware corporation, or Adamas, will be held on June 3, 2020 at 8:00 a.m. local time at the Hilton Garden Inn, 1800 Powell Street, Emeryville, California 94608 for the following purposes:
1.To elect three Class III directors to hold office until the 2023 Annual Meeting of Stockholders or until their successors are elected;
2.To vote, on an advisory basis, on the compensation paid to Adamas’ named executive officers;
3.To vote, on an advisory basis, on the frequency of future advisory voting on the compensation paid to Adamas’ named executive officers;
4.To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Adamas for its fiscal year ending December 31, 2020; and
5.To transact such other business as may properly come before the 2020 Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders who owned Adamas’ common stock at the close of business on the record date, April 8, 2020, may vote at the 2020 Annual Meeting or any adjournments that take place.
You are cordially invited to attend the 2020 Annual Meeting in person. Whether or not you plan to attend the 2020 Annual Meeting, please vote as soon as possible. You may vote over the Internet or by a toll-free telephone number. If, however, you requested to receive paper proxy materials, then you may vote by mailing a complete, signed and dated proxy card or voting instruction card in the envelope provided with the proxy card. Please note that any stockholder of record attending the 2020 Annual Meeting may vote in person, even if the stockholder has already returned a proxy card or voting instruction card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors:

Neil F. McFarlane Chief Executive Officer
Emeryville, California
April 23, 2020

i

Adamas Pharmaceuticals, Inc.
1900 Powell Street, Suite 1000
Emeryville, California 94608

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2020

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2020

This proxy statement and our 2019 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, are available on our website at http://ir.adamaspharma.com/annuals-proxies.cfm and www.proxyvote.com.
QUESTIONS AND ANSWERS REGARDING THE PROXY MATERIALS AND THE VOTING PROCESS
Why am I receiving these proxy materials?
We have made these proxy materials available to you on the Internet or, upon your request, have delivered paper proxy materials to you, because the Board of Directors of Adamas Pharmaceuticals, Inc., or Adamas, is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders, or the 2020 Annual Meeting, or any adjournments that take place. The 2020 Annual Meeting will be held on June 3, 2020 at 8:00 a.m. local time at the Hilton Garden Inn, 1800 Powell Street, Emeryville, California 94608. As a stockholder, you are invited to attend the 2020 Annual Meeting and are requested to vote on the proposals described in this proxy statement. However, you do not need to attend the 2020 Annual Meeting to vote.
How may the COVID-19 pandemic affect the 2020 Annual Meeting?
We intend to hold our 2020 Annual Meeting in person. However, we continue to monitor the situation regarding COVID-19 (Coronavirus) closely, taking into account guidance from the Center for Disease Control and Prevention and the World Health Organization. The health and well-being of our various stakeholders is our top priority. Accordingly, we are planning for the possibility that the 2020 Annual Meeting may be held solely by means of remote communication if we determine that it is not advisable to hold an in-person meeting. In the event the 2020 Annual Meeting will be held solely by remote communication, we will announce that fact as promptly as practicable, and details on how to participate will be issued by press release, posted on our website at www.adamaspharma.com, and filed with the SEC as additional proxy material. As always, we encourage you to vote your shares prior to the 2020 Annual Meeting.
What is included in the proxy materials?
The proxy materials include:
•This proxy statement, which includes information regarding the proposals to be voted on at the 2020 Annual Meeting, the voting process, corporate governance, the compensation of our directors and certain executive officers, and other required information;
•Our 2019 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2019; and
•The proxy card or a voting instruction card for the 2020 Annual Meeting (which you will receive if you have requested paper copies of the proxy statement and our Annual Report).
The proxy materials are being mailed, or made available to stockholders on the Internet, on or about April 23, 2020.
Why did I receive a Notice of Internet Availability of Proxy Materials, or the Notice, in the mail instead of a complete set of paper proxy materials?

We have elected to provide our proxy materials to our stockholders over the Internet as permitted by the rules of the U.S. Securities and Exchange Commission, or SEC. As a result, we are mailing most of our stockholders a paper copy of the Notice of Internet Availability of Proxy Materials, or the Notice, but not a paper copy of our proxy statement and our 2019 Annual Report to Stockholders. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2019 Annual Report to Stockholders, and a form of proxy card or voting instruction card. All stockholders who have previously elected to receive a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail until the stockholder terminates such election.
Why did I receive a complete set of paper proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?
We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of the Notice. If you would like to reduce the environmental impact and the costs incurred by us in printing and distributing the proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card.
Who can vote at the 2020 Annual Meeting?
Only stockholders of record at the close of business on April 8, 2020 will be entitled to vote at the 2020 Annual Meeting. On this record date, there were 28,158,205 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, at the close of business on April 8, 2020, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the 2020 Annual Meeting or vote by proxy. Whether or not you plan to attend the 2020 Annual Meeting, please vote as soon as possible by completing and returning a proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If, at the close of business on April 8, 2020, your shares were not held in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2020 Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent how to vote the shares in your account. You are also invited to attend the 2020 Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the 2020 Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
What proposals are scheduled for a vote?
There are four proposals scheduled for a vote at the 2020 Annual Meeting:
•Proposal No. 1—To elect three Class III directors to hold office until the 2023 Annual Meeting of Stockholders or until their successors are elected;
•Proposal No. 2—To vote on an advisory basis on the compensation paid to Adamas’ named executive officers, referred to as a “say-on-pay” vote;
•Proposal No. 3—To vote on an advisory basis on the frequency of future advisory voting on the compensation paid to Adamas’ named executive officers; and
•Proposal No. 4—To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Adamas for the fiscal year ending December 31, 2020.

How do I vote?
For Proposal No. 1, you may either vote “FOR” all nominees to the board of directors, “WITHHOLD” your vote on all nominees to the board of directors, or you may “WITHHOLD” your vote for any nominee you specify. For Proposal No. 2 and Proposal No. 4, you may either vote “FOR” or “AGAINST” or you may abstain from voting. For Proposal No. 3, you may vote for holding such votes every “1 YEAR,” “2 YEARS,” or “3 YEARS,” or you may abstain from voting.
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the 2020 Annual Meeting or vote by proxy by telephone or Internet or by mail. Whether or not you plan to attend the 2020 Annual Meeting, please vote by proxy as soon as possible to ensure your vote is counted. You may still attend the 2020 Annual Meeting and vote in person even if you have already voted by proxy.
•To vote in person. You may attend the 2020 Annual Meeting and we will give you a ballot when you arrive. If you need directions to the meeting, please visit http://ir.adamaspharma.com/annuals-proxies.cfm.
•To vote by proxy by telephone or Internet. If you have telephone or Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received paper proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card.
•To vote by proxy by mail. If you received paper proxy materials, you may submit your proxy by mail by completing and signing your proxy card and mailing it in the envelope you will receive with the proxy card. Your shares will be voted as you have instructed.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice, or proxy card and voting instructions with these proxy materials, from that organization rather than from us. Simply complete and mail the proxy card, or vote by telephone or over the Internet as instructed by your broker, bank or other agent, to ensure that your vote is counted. To vote in person at the 2020 Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
Can I vote my shares by completing and returning the Notice?
No. The Notice will, however, provide instructions on how to vote by telephone, by Internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the 2020 Annual Meeting.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of Adamas’ common stock you owned as of April 8, 2020.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of each nominee for director (Proposal No. 1), “FOR” the advisory approval of named executive officer compensation (Proposal No. 2), every “1 YEAR” year as the preferred frequency of stockholder advisory voting on named executive officer compensation (Proposal No. 3), and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Adamas for the fiscal year ending December 31, 2020 (Proposal No. 4). If any other matter is properly presented at the 2020 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?

We are making this solicitation and will pay for the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the reasonable cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign, and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the 2020 Annual Meeting. If you are the stockholder of record of your shares, you may revoke your proxy in any one of four ways:
•You may submit another properly completed proxy card with a later date.
•You may send a timely written notice that you are revoking your proxy to Adamas’ Corporate Secretary, Adamas Pharmaceuticals, Inc., 1900 Powell Street, Suite 1000, Emeryville, CA 94608.
•You may attend the 2020 Annual Meeting and vote in person. Simply attending the 2020 Annual Meeting will not, by itself, revoke your proxy.
•You may grant a subsequent proxy by telephone or through the Internet.
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present or represented by proxy at the 2020 Annual Meeting. On the record date, there were 28,158,205 shares outstanding and entitled to vote. Accordingly, the holders of 14,079,103 shares, or their proxies, must be represented at the 2020 Annual Meeting to have a quorum. If you are a stockholder of record, your shares will be counted toward the quorum at the 2020 Annual Meeting only if you vote in person at the meeting, or you submit a valid proxy vote.
Abstentions and broker non-votes (as described below) will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present and entitled to vote at the meeting in person or represented by proxy may adjourn the 2020 Annual Meeting to another date.
How are votes counted?
Votes will be counted by the Inspector of Elections appointed for the 2020 Annual Meeting. The Inspector of Elections will separately count (a) “FOR,” “WITHHOLD,” and broker non-votes, if any, for Proposal No. 1, (b) “FOR” and “AGAINST” votes, abstentions, and broker non-votes, if any, with respect to Proposal No. 2 and Proposal No. 4, and (c) “1 YEAR,” “2 YEARS” and “3 YEARS” votes, abstentions, and broker non-votes, if any, with respect to Proposal No. 3.
If your shares are held by your broker, bank or other agent as your nominee (that is, held beneficially in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give voting instructions to your broker, your broker can only vote your shares with respect to “routine” matters (as described below).
What are “broker non-votes”?
If you hold shares beneficially in “street name” and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and such instructions are not given. If the beneficial owner does not provide voting instructions, the broker can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Each of Proposal No. 1, Proposal No. 2 and Proposal No. 3 are all “non-routine” matters, but Proposal No. 4 is a “routine” matter.
How many votes are needed to approve each proposal?
•Proposal No. 1—To elect three Class III directors to hold office until the 2023 Annual Meeting of Stockholders or until their successors are elected. The three nominees receiving the most “FOR” votes (from the votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Broker non-votes will not be counted towards the vote total for this proposal.
•Proposal No. 2—To vote on an advisory basis on the compensation paid to Adamas’ named executive officers. “FOR” votes from the holders of a majority of the shares present in person or represented by proxy and entitled to vote are required to approve this proposal. Broker non-votes will not be counted towards the vote total for this proposal. Abstentions will have the same effect as “AGAINST” votes.
•Proposal No. 3—To vote on an advisory basis on the frequency of future advisory voting on the compensation paid to Adamas’ named executive officers. The frequency receiving votes from the holders of a majority of the shares present in person or represented by proxy and entitled to vote; however, in the event that no frequency receives a majority, Adamas will consider whichever frequency receives a plurality of the votes to be the frequency preferred by the stockholders. Broker non-votes and abstentions will not be counted towards the vote total for this proposal.
•Proposal No. 4—To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Adamas for the fiscal year ending December 31, 2020. “FOR” votes from the holders of a majority of the shares present in person or represented by proxy and entitled to vote are required to approve this proposal. Abstentions will have the same effect as “AGAINST” votes. Because Proposal No. 4 is considered a “routine” matter, brokers will be permitted to vote uninstructed shares in their discretion so we do not expect to receive broker non-votes in connection with this proposal.
How can I find out the results of the voting at the 2020 Annual Meeting?
We will disclose final voting results in a Current Report on Form 8-K filed with the SEC within four business days after the 2020 Annual Meeting. If final voting results are unavailable at that time, then we intend to file a Current Report on Form 8-K to disclose preliminary voting results and file an amended Current Report on Form 8-K disclosing the final voting results within four business days after the date the final voting results are available.
When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in the 2021 proxy materials, your proposal must be submitted in writing by December 24, 2020, to Adamas’ Secretary at Adamas Pharmaceuticals, Inc., 1900 Powell Street, Suite 1000, Emeryville, California 94608, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. However, if our 2021 Annual Meeting of Stockholders is held more than 30 days before or after June 3, 2021, then the deadline will be a reasonable time prior to the time that we make our proxy materials available to our stockholders, either online or in printed form.
If you wish to submit a stockholder proposal or nominate a director at the 2021 Annual Meeting of Stockholders that is not to be included in the proxy materials for that meeting, then you must follow the procedures set forth in our bylaws and, among other things, notify Adamas’ Corporate Secretary in writing between February 3, 2021, and March 5, 2021. However, if the date of the 2021 Annual Meeting of Stockholders is more than 30 days before or after June 3, 2021, then you must give notice no earlier than the 120th day prior to but not later than the 90th day prior to that meeting or, if later, the 10th day following the day on which public disclosure of that annual meeting date is first made. We advise you to review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors recommends you vote for the election of our Class III directors, Michael F. Bigham, John MacPhee, and David L. Mahoney. Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. A director appointed by the Board of Directors to fill a vacancy in a particular class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, or removal.
Our Board of Directors currently consists of eight directors and no vacancies, divided into the three following classes:
•The Class I directors are Martha J. Demski, William W. Ericson, and Ivan Lieberburg, M.D., Ph.D., and their terms will expire at the 2021 Annual Meeting of Stockholders;
•The Class II directors are Mardi C. Dier and Neil F. McFarlane, and their terms will expire at the 2022 Annual Meeting of Stockholders; and
•The Class III directors are Michael F. Bigham, John MacPhee, and David L. Mahoney, and their terms will expire at the 2020 Annual Meeting of Stockholders.
Our current Class III directors have been nominated to serve as Class III directors and have agreed to stand for election. If the nominees for Class III directors are elected at the 2020 Annual Meeting, then each nominee will serve for a three-year term expiring at the 2023 Annual Meeting of Stockholders, or until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.
All of our directors, other than Neil F. McFarlane, have previously been elected by our stockholders.
Our directors are elected by a plurality of the votes cast. If a choice is specified on the proxy card by a stockholder, the shares will be voted as specified. If a choice is not specified on the proxy card, and authority to do so is not withheld, the shares will be voted “FOR” the election of the three nominees for Class III above. If any of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead be voted for the election of a substitute nominee proposed by Adamas’ management or the Board of Directors. Our management has no reason to believe that any nominee will be unable to serve.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL NO. 1.
The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment, and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board of Directors. The brief following biographies below include the specific and particular experience, qualifications, attributes, or skills of each director or nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee.

CLASS I DIRECTORS—To continue in office until the 2021 Annual Meeting of Stockholders
Martha J. Demski. Ms. Demski, age 67, has served as a member of our Board of Directors since March 2014. From August 2011 to May 2017, Ms. Demski served as Senior Vice President and Chief Financial Officer of Ajinomoto Althea, Inc., now known as Ajinomoto Bio-Pharma Services, a fully-integrated contract development and manufacturing organization. From July 2008 to December 2010, Ms. Demski served as the Interim Chief Operating Officer and Chief Financial Officer of the Sidney Kimmel Cancer Center (SKCC), a non-profit corporation that was engaged in biomedical research. Previously, Ms. Demski served as Vice President and Chief Financial Officer of Vical Incorporated, a publicly traded biotech company from December 1988 to June 2004. Ms. Demski currently serves as Chair of the board of directors of Chimerix, Inc., a publicly traded biotech company. Ms. Demski also serves as a member of the board of directors of Equillium, Inc., a publicly traded biotech company where she serves as chair of the audit committee and a member of the compensation committee. Prior to 2018, Ms. Demski was a member of the board of directors, chair of the audit committee and member of the compensation committee, nominating and governance committee, and operating committee of Neothetics, Inc., a publicly-held biotechnology company that merged with Evofem Biosciences, Inc. in 2018. Ms. Demski is a National Association of Corporate Directors Board Governance Fellow and received the Director of the Year in Corporate Governance from the Corporate Directors Forum in 2017. Additionally, Ms. Demski has over 13 years of banking experience with Bank of America. Ms. Demski earned a B.A. from Michigan State University and M.B.A. from The University of Chicago Booth School of Business with concentrations in accounting and finance. We believe Ms. Demski’s more than 30 years’ experience in the fields of finance and biotechnology, as well as her experience as a chief financial officer of a publicly traded company and her experience in conducting financing transactions qualifies her to serve on our Board of Directors.
William W. Ericson. Mr. Ericson, age 61, has served as a member of our Board of Directors since 2005. Mr. Ericson has been a Managing Director of Wildcat Venture Partners, a venture capital firm, since 2015. In addition, Mr. Ericson has been a General Partner at Mohr Davidow Ventures, or MDV, a venture capital firm, since 2000. Prior to joining MDV, Mr. Ericson founded and operated Venture Law Group LLP’s Seattle office from 1996 to 2000. Mr. Ericson currently serves as a member of the board of directors of Pacific Biosciences of California, Inc., a publicly traded gene sequencing company, Northwestern University School of Law, and a number of MDV’s privately held portfolio companies. Mr. Ericson previously served as a member of the board of directors of Rocket Fuel Inc., a publicly traded digital advertising company, from 2008 to 2017. Mr. Ericson holds a B.S.F.S. from the School of Foreign Service at Georgetown University and a J.D. from Northwestern University School of Law. We believe Mr. Ericson’s extensive experience in finance and service as a board member of public companies in the technology and life sciences industries and his training as a securities lawyer qualifies him to serve on our Board of Directors.
Ivan Lieberburg, M.D., Ph.D. Dr. Lieberburg, age 70, has served as a member of our Board of Directors since 2004. Dr. Lieberburg has been a member of the Tavistock Group, a private equity firm, since 2009, and a managing director of Boxer Capital, a private investment firm, since 2017, where he concentrates on health care and life sciences investment opportunities. From 1987 to 2009, Dr. Lieberburg was employed by Elan Pharmaceuticals, Inc. (formerly Athena Neurosciences, Inc.), where his most recent roles were as Executive Vice President, Corporate Office of Technology and Chief Medical Officer. Dr. Lieberburg holds an A.B. in Biology from Cornell University, a Ph.D. in Neurobiology from The Rockefeller University, and an M.D. from the University of Miami Leonard M. Miller School of Medicine. Dr. Lieberburg is board certified in internal medicine and endocrinology/metabolism. We believe Dr. Lieberburg’s executive experience in the life sciences industry and his medical training qualifies him to serve on our Board of Directors.
CLASS II DIRECTORS—To continue in office until the 2022 Annual Meeting of Stockholders
Mardi C. Dier. Ms. Dier, age 56, has served as a member of our Board of Directors since October 2017. Ms. Dier has served as Executive Vice President and Chief Financial Officer of Portola Pharmaceuticals, Inc., a biopharmaceuticals company, since November 2013 after joining the company in August 2006, and was designated Chief Business Officer in November 2018. Ms. Dier also served as Portola’s interim Co-President from June 2018 to August 2018. At Portola, Ms. Dier has overseen the development of the accounting, finance, global supply chain, investor relations, communications, IT and facilities functions, and has led the raising of over $1.25 billion in capital. Ms. Dier was appointed to the board of directors of ORIC Pharmaceuticals, a privately held clinical stage oncology company, in March 2020, where she serves as chair of the audit committee. Previously, she served as Vice President of

Investor Relations at Chiron Corporation from 2003 until its acquisition by Novartis Pharmaceuticals in April 2006. Prior to joining Chiron, she served as a Director in the West Coast investment banking practice at Prudential Securities, where she focused on biotechnology and other life sciences companies. Ms. Dier was previously at KPMG LLP in the audit department. She holds a B.S. in biology from Stanford University and an M.B.A. from The Anderson School at the University of California, Los Angeles. In 2013, Ms. Dier was recognized as one of the most influential Bay Area business women by the San Francisco Business Times and was a finalist for its Bay Area CFO of the Year Award. We believe Ms. Dier’s more than 25 years’ financial management experience in the biotechnology industry, as well as her experience as a chief financial officer of a publicly traded company, qualifies her to serve on our Board of Directors.
Neil F. McFarlane. Mr. McFarlane, age 47, has served as our Chief Executive Officer and a member of our Board of Directors since September 2019. From August 2016 to May 2019, Mr. McFarlane served as the Chief Operating Officer of Retrophin, Inc., a biopharmaceutical company, where he was responsible for overseeing the operations of Retrophin. From 2011 – 2016 Mr. McFarlane served as Vice President of UCB, Inc., a biotechnology company. He served as Vice President and General Manager of UCB’s U.S. Immunology Business Unit and most recently as Vice President for the Global Bone Business in collaboration with Amgen, where he was responsible for managing the business unit and overseeing the collaboration with Amgen. Prior to his positions at UCB, Mr. McFarlane held positions of increasing responsibility with Genzyme Corporation, a biotechnology company, and Sangstat Medical Corporation prior to its acquisition by Genzyme, most recently serving as Vice President at Genzyme. Mr. McFarlane served as an officer and enlisted soldier in the United States Army Reserves and received his B.S. and M.S. in Nursing from the University of Florida. We believe Mr. McFarlane’s over 20 years of global biopharmaceutical and life sciences experience, as well as his knowledge of our company by virtue of being our Chief Executive Officer, qualifies him to serve on our Board of Directors.
CLASS III NOMINEES FOR DIRECTOR—To be elected for a three-year term expiring at the 2023 Annual Meeting of Stockholders
Michael F. Bigham. Mr. Bigham, age 62, has served as a member of our Board of Directors since September 2016. Mr. Bigham was appointed Executive Chairman of the board of directors of Paratek Pharmaceuticals, Inc., a biopharmaceutical company, in June 2019 and served as Paratek’s Chief Executive Officer and Chairman from June 2014 to June 2019. Mr. Bigham has more than 25 years of senior leadership experience in the biopharmaceutical industry. From 2003 to 2015, he was a General Partner at Abingworth LLP, a leading international investment group dedicated to life sciences and healthcare. From 2015 to 2018, he served as an Executive Partner at Abingworth LLP. Mr. Bigham also currently serves on the board of Tenneobio Inc., and in the past has held several directorships, including at Avila Therapeutics (where he was also the founding Chairman and CEO), Magellan Biosciences, Portola Pharmaceuticals, Supernus Pharmaceuticals, Inmediata (Chairman) and Valeritas. Mr. Bigham was formerly Vice Chairman of Corixa Corporation, a publicly-traded biotechnology company, and was President and Chief Executive of Coulter Pharmaceuticals, a publicly-traded oncology company, until it merged into Corixa. Previously, he was an early employee at Gilead Sciences where he served in various capacities, including Executive Vice President of Operations and Chief Financial Officer. Before joining Gilead, Mr. Bigham was a Partner at Hambrecht & Quist where he became Co-Head of Healthcare Investment Banking. Mr. Bigham received his B.S. from the University of Virginia and qualified as a C.P.A. before completing his M.B.A. at Stanford University. We believe Mr. Bigham’s extensive experience on the boards of and in management positions with biopharmaceutical companies, including publicly-traded companies, qualifies him to serve on our Board of Directors.
John MacPhee. Mr. MacPhee, age 52, has served as a member of our Board of Directors since May 2013 and provided consulting services to us from March 2011 to May 2013, and from February 2016 to December 2016. Since 2011, Mr. MacPhee has served as the Executive Director and CEO of The Jed Foundation, a non-profit organization. From 2005 to 2011, Mr. MacPhee served as Executive Vice President of Par Pharmaceutical, Inc. and President of Par’s Strativa Pharmaceuticals division, where he oversaw commercial operations, clinical development, medical affairs, alliance management, and business development. Previously, Mr. MacPhee worked at Forest Laboratories, Inc., where he led the launches of Celexa, Lexapro, and Namenda. Mr. MacPhee also serves as a board member for Blackthorn Therapeutics, a privately-held pharmaceutical company. Mr. MacPhee holds a B.A. from Columbia College, an M.B.A. from New York University, and an M.P.H. from Columbia University. We believe Mr. MacPhee’s extensive experience building successful specialty pharmaceutical companies and commercializing drug products qualifies him to serve on our Board of Directors.
David L. Mahoney. Mr. Mahoney, age 65, has served as a member of our Board of Directors since 2009, and is currently the Board Chair and chair of the Compensation Committee. Mr. Mahoney previously served as our Lead Independent Director from April 2014 until he became our Board Chair in September 2019. Mr. Mahoney has served on the board of directors of Symantec Corporation, a publicly-traded software technology company from 2003 to 2019, including as chair of the Compensation and as former chair of the Nominating and Governance Committees. Mr. Mahoney also served as a member of the Audit Committee of Symantec from 2003 to 2011. Mr. Mahoney has served on the board of directors of Corcept Therapeutics Incorporated, a pharmaceutical company, since 2004, including as a member of the Audit, former chair of the Nominating and Governance and current chair of the Compensation Committees. He also serves on the boards of directors of San Francisco Museum of Modern Art, Mount Holyoke College and Mercy Corps, and is a Trustee of the Schwab/Laudus Family of Funds. From 1999 to 2001, Mr. Mahoney served as co-CEO of McKesson HBOC, Inc., a healthcare supply management and information technology company and as CEO of McKesson LLC, a healthcare management and connectivity company. He joined McKesson Corporation in 1990 as Vice President for Strategic Planning. Prior to joining McKesson, Mr. Mahoney was a principal with McKinsey & Company, a management consulting firm, where he worked from 1981 to 1990. Mr. Mahoney holds a B.A. from Princeton University and an M.B.A. from Harvard University. We believe Mr. Mahoney’s extensive experience in pharmaceutical distribution, strategy, fiscal management, and in operating and advising technology companies qualifies him to serve on our Board of Directors.

PROPOSAL NO. 2
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, Adamas’ stockholders are entitled to vote to approve, on an advisory basis, the compensation of the named executive officers, or “NEOs,” commonly referred to as a “say-on-pay vote,” as disclosed in this proxy statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of Adamas’ NEOs and the compensation philosophy, policies and practices described in this proxy statement. The compensation of Adamas’ NEOs subject to the vote is disclosed in the compensation tables and the related narrative disclosure contained in this proxy statement.
Before you vote on this proposal, we urge you to read the executive compensation information (including the compensation tables and the accompanying footnotes and narrative) set forth in this Proxy Statement. As we describe in these disclosures, our compensation philosophy strives to align the interests of our employees and board members with those of our stockholders. As part of this philosophy, we emphasize equity over cash compensation. We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive.
Accordingly, our Board of Directors is asking stockholders to indicate their support for the compensation of Adamas’ named executive officers by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to Adamas’ named executive officers, as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”
This is an advisory vote and the results will not be binding; however, we, our Board of Directors, and the Compensation Committee value the views of our stockholders and intend to consider the outcome of this vote when making future compensation decisions of our NEOs and on our executive compensation principles, policies, and procedures and will evaluate whether any actions are necessary to address the stockholders’ concerns.
The affirmative vote of a majority of the shares present and entitled to vote at the 2020 Annual Meeting will be required to approve the compensation paid to Adamas’ named executive officers, as disclosed in the proxy statement.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF NAMED EXECUTIVE OFFICER COMPENSATION ADVISORY VOTES
Under the Dodd-Frank Act and Section 14A of the Exchange Act, every six calendar years stockholders are entitled to vote, on an advisory basis, whether say-on-pay votes should occur every year, every two years or every three years.
Our Board of Directors has determined that holding an advisory vote on executive compensation every “1 YEAR” is the most appropriate policy for Adamas at this time. Holding an annual say-on-pay vote is a meaningful and effective way to gather feedback from stockholders on Adamas’ compensation principles, policies, and procedures. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote every year, every two years or every three years.
Our Board of Directors and the Compensation Committee value the views of our stockholders in this matter and intend to hold say-on-pay votes in the future in accordance with the frequency that receives the most stockholder support. However, because this is an advisory vote and the results will not be binding, the Board of Directors may decide that it is in the best interests of the stockholders that Adamas hold an advisory vote on named executive officer compensation more or less frequently than the option preferred by the stockholders.
The frequency receiving votes from the holders of a majority of the shares present in person or represented by proxy and entitled to vote; however, in the event that no frequency receives a majority, Adamas will consider whichever frequency receives a plurality of the votes to be the frequency preferred by the stockholders. Broker non-votes and abstentions will not be counted towards the vote total for this proposal.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR EVERY “1 YEAR” FOR PROPOSAL NO. 3.

PROPOSAL NO. 4
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected, and our Board of Directors has affirmed the selection of, PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the year ending December 31, 2020, and is seeking ratification of such selection by our stockholders at the 2020 Annual Meeting. Representatives of PwC are expected to be present at the 2020 Annual Meeting and will be available to answer appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as our independent registered public accounting firm. However, we are submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Adamas and its stockholders.
The affirmative vote of a majority of the shares present and entitled to vote at the 2020 Annual Meeting will be required to ratify the selection of PwC.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL NO. 4.
Principal Accountant Fees and Services
        For the fiscal years ended December 31, 2019 and 2018, PwC billed the approximate fees set forth below. All fees included below were approved by the Audit Committee.

	Fiscal Year Ended
	2019	2018
	(in thousands)
Audit Service Fees(1)	$1,833	$1,127
Audit-Related Fees(2)	135	—
Tax Fees	—	—
All Other Fees(3)	3	3
Total	$1,971	$1,130
_____________________________________
(1)This category consists of fees for professional services rendered for the audit of our financial statements, review of interim financial statements, assistance with registration statements filed with the SEC, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.
(2)This category consists of fees for professional services rendered in connection with the issuance of comfort letters and consents relating to registration statement filings with the SEC.
(3)This category consists of fees for PwC’s accounting research and disclosure checklist tool.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for Adamas by the independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and available at www.adamaspharma.com. The Audit Committee has considered the role of PwC in providing audit and audit-related services to Adamas and has concluded that such services are compatible with PwC’s role as Adamas’ independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019, with management of Adamas. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Adamas’ Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Ms. Martha J. Demski, Chair
Mr. Michael F. Bigham
Ms. Mardi C. Dier
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Adamas under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CORPORATE GOVERNANCE
Director Independence
Under the listing requirements and rules of The Nasdaq Global Market, independent directors must compose a majority of a listed company’s board of directors within a specified period of time after its initial public offering.
Our Board of Directors has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board of Directors has determined that all members of our Board of Directors do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC, and the listing requirements and rules of The Nasdaq Global Market, except Mr. McFarlane, our Chief Executive Officer. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In particular, the Board of Directors considered that we had engaged Mr. MacPhee as a consultant to us on an interim basis from February 2016 through December 2016 to provide advice in preparation of commercial activities, and determined that given that he has not acted as a consultant to us for over three years, and the nature of that service, his prior service as a consultant would not interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that Mr. MacPhee is “independent” as that term is defined under the applicable rules and regulations of the SEC, and the listing requirements and rules of The Nasdaq Global Market.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.adamaspharma.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements. The inclusion of our website address in this proxy statement does not incorporate by reference the information on or accessible through our website into this proxy statement.
Role of the Board in Risk Oversight
Our Board has responsibilities and takes an active role, as a whole and also at the committee level, to monitor and assess major risks that we face and consider ways to oversee management to address those risks. The Board’s role in our risk oversight process involves obtaining regular reports from management on areas of major risk, including operational, financial, legal and regulatory, and strategic risks. The Audit Committee of the Board of Directors is primarily responsible for overseeing our risk management processes on behalf of the Board of Directors. The Audit Committee receives reports from management at least quarterly regarding our assessment of risks. In addition, the Audit Committee reports regularly to the Board of Directors, which also considers our risk profile. The Audit Committee and the Board of Directors focus on the most significant risks we face and our general risk management strategies. While the Board of Directors oversees our risk management, management is responsible for day-to-day risk management processes. Our Board of Directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities, and to effectively implement risk management strategies adopted by the Audit Committee and the Board of Directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board of Directors’ leadership structure, which also emphasizes the independence of the Board of Directors in its oversight of its business and affairs, supports this approach.
Board Leadership Structure
Our Board of Directors has appointed Mr. Mahoney to serve as our Chairman of the Board and Mr. McFarlane as Chief Executive Officer. While our bylaws and corporate governance guidelines do not require that the Chairman and

CEO roles be held by separate individuals, our Board of Directors has elected to separate these roles. As Chairman, Mr. Mahoney, among other things, presides over periodic meetings of our independent directors, establishes agendas for meetings, and performs such additional duties as our Board of Directors may otherwise determine and delegate. The Chairman and CEO work closely together to execute the strategic plan of Adamas. Until our prior Chief Executive Officer, Dr. Went, separated from Adamas in September 2019, he served as both our CEO and Chairman of the Board and Mr. Mahoney served as our Lead Independent Director. In his capacity as Lead Independent Director, Mr. Mahoney served to preside over meetings of our independent directors and served as a liaison between our Chairman and the independent directors. The Board believes, however, that separating the roles of Chairman and Chief Executive Officer is appropriate and in the best interests of Adamas and its stockholders at this time. This structure allows the Chief Executive Officer to focus on developing and implementing Adamas’ strategic business plans and on management of day-to-day operations of the business, while the Chairman can focus on Board leadership independent of management. The Board of Directors implemented this current structure in September 2019 when we hired Mr. McFarlane as CEO and Mr. Mahoney transitioned from Lead Independent Director to Chairman.
Stockholder Communications with the Board of Directors
A stockholder may communicate with the Board of Directors, or an individual director, by sending written correspondence to Adamas’ Corporate Secretary at 1900 Powell Street, Suite 1000, Emeryville, California 94608. The Corporate Secretary will review such correspondence and forward it to the Board of Directors, or an individual director, as appropriate. Although we do not have a formal process related to stockholder communications with the Board of Directors, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.
Meetings of the Board of Directors
The Board of Directors met twelve times during 2019, and each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of any committee of which such director then served with the exception of Dr. Lieberburg, who attended six of the twelve Board of Director meetings (Dr. Lieberburg does not serve on any committees). Dr. Lieberburg was unable to attend certain meetings of the Board of Directors in 2019 due to health reasons.
Board Committees
Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Our Board of Directors may establish other committees to facilitate the management of our business. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. The composition of each committee and functions of each committee during 2019 and currently are described below.

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Non-Employee Director
Michael F. Bigham	Member		Member
Martha J. Demski	Chair	Member
Mardi C. Dier	Member
William W. Ericson		Member	Chair
Ivan Lieberburg, M.D., Ph.D.
John MacPhee
David L. Mahoney		Chair
Employee Director
Neil F. McFarlane
Number of Meetings in 2019	9	10	4

Audit Committee
Our Audit Committee consists of Ms. Demski, Mr. Bigham, and Ms. Dier. Our Board of Directors determines on an annual basis that all members of the Audit Committee are independent under the Nasdaq listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The chair of our Audit Committee is Ms. Demski. Our Board of Directors has determined that each of Ms. Demski, Mr. Bigham, and Ms. Dier is an “audit committee financial expert” within the meaning of the SEC regulations. Our Board of Directors has also determined that each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board of Directors has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. The functions of this committee include:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing our policies on risk assessment and risk management;
•reviewing related party transactions;
•obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and
•approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Compensation Committee
Our Compensation Committee consists of Mr. Mahoney, Ms. Demski, and Mr. Ericson. Our Board of Directors has determined, and on an annual basis determines, that all members of the Compensation Committee are independent under the Nasdaq listing standards, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chair of our Compensation Committee is Mr. Mahoney. Under its charter, the Compensation Committee may form and delegate authority to subcommittees, as appropriate. The functions of this committee, as delegated to it by the Board of Directors, include:
•reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;
•reviewing and recommending to our Board of Directors, at least every two years and after consultation with our Nominating and Corporate Governance Committee, the compensation of our directors;
•reviewing and approving, or recommending that our Board of Directors approve, and also administering our incentive compensation and equity plans;
•selecting and overseeing independent compensation consultants and assessing conflicts of interest of compensation advisors;
•reviewing management succession plans; and
•reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Compensation Committee Processes and Procedures
Our Compensation Committee typically meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees, as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives.
The Compensation Committee has the authority to obtain, at the expense of Adamas, advice and assistance from compensation consultants and internal and external legal, accounting, or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisors engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, and any other programs the committee deems appropriate to ensure Adamas’ policies are competitive and reasonable in performing their fiduciary responsibilities under the Committee’s charter. The Committee has the authority to approve the consultant’s role, fees, and other retention terms. The Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to the Compensation Committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent. In 2015, after taking into consideration these six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Radford, a part of the Rewards Solution practice at Aon plc, as the independent compensation consultant. Each year the Compensation Committee reviews the six factors prescribed by the SEC and Nasdaq in connection with determining to continue to receive advice from Radford. In 2019, Radford supported the Compensation Committee in the areas of executive and equity compensation, Board of Director compensation as well as an assessment of Adamas’ various incentive plans, both cash and equity. Radford also provides support in addressing executive new hires on a case-by-case basis, addressing pay and governance trends and other matters that the committee may determine.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Mr. Ericson and Mr. Bigham. Our Board of Directors has determined, and determines on an annual basis, that each member of our Nominating and Corporate Governance Committee are independent under the Nasdaq listing standards. The chair of our Nominating and Corporate Governance Committee is Mr. Ericson. The functions of this committee include:
•identifying, evaluating and selecting, or recommending that our Board of Directors approve, nominees for election to our Board of Directors and its committees;
•evaluating the performance of our Board of Directors and of individual directors;
•considering and making recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;
•reviewing developments in corporate governance practices;
•evaluating the adequacy of our corporate governance practices and reporting;
•developing and making recommendations to our Board of Directors regarding corporate governance guidelines and matters and a code of business conduct and ethics; and
•overseeing an annual evaluation of the Board of Directors’ performance.
The Nominating and Corporate Governance Committee considers several factors in evaluating potential candidates for the Board. The director qualifications that the Nominating and Corporate Governance Committee has developed to date focus on what the Nominating and Corporate Governance Committee believes to be essential competencies to effectively serve on our board, including the candidate’s experience in corporate governance, such as an officer or former officer of a publicly held company, experience in our industry, experience as a board member of another publicly held company and academic expertise in an area of our operations. The Nominating and Corporate Governance Committee identifies potential candidates by using its network of contacts as well as solicits additional potential candidates from the Board.
The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of individual backgrounds and complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business and operations.
Committee Charters
The Board has adopted written Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee charters that are available to stockholders on our website at www.adamaspharma.com.
Director Attendance at Annual Meetings
Our Board of Directors has a policy of encouraging director attendance at our annual meetings of stockholders, but attendance is not mandatory. Four of our directors then in office attended our 2019 Annual Meeting of Stockholders. Our Board of Directors and management team encourage all of our directors to attend the 2020 Annual Meeting.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee has ever been an officer or employee of Adamas. None of our executive officers serve, or have served during the last fiscal year, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our Board of Directors or on our Compensation Committee.
Policy Regarding Consideration of Director Candidates Recommended by Stockholders
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Corporate Secretary at 1900 Powell Street, Suite 1000, Emeryville, California 94608 at least 120 days prior to the anniversary date of the mailing of the proxy statement for the last annual meeting of stockholders and must include the following information:
•name and address of the nominating stockholder;
•a representation that the nominating stockholder is a record holder;
•a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified;
•information regarding each nominee that would be required to be included in a proxy statement;
•a description of any arrangements or understandings between the nominating stockholder and the nominee; and
•the consent of each nominee to serve as a director, if elected.
The Nominating and Corporate Governance Committee will evaluate candidates recommended by a stockholder in the same manner as candidates identified any other person, including members of the Board.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS
Policies and Procedures for Related Party Transactions
Our Board of Directors has adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $25,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
Related Party Transactions During Fiscal Years 2018 and 2019
During fiscal years 2018 and 2019, we did not engage in any transactions with our executive officers, directors, beneficial owners of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, requiring disclosure in this proxy statement.

NON-EMPLOYEE DIRECTOR COMPENSATION
Our Board of Directors adopted a compensation policy for our non-employee directors. Mr. McFarlane, who is also an employee, is compensated for his service as an employee and does not receive any additional compensation for his service on our Board of Directors.
Annual cash retainers to our non-employee directors for 2019 were as follows:

Board of Directors or Committee of Board of Directors	Annual Member Retainer	Annual Chair Retainer
Board Member	$40,000	—
Chairman of the Board (additional retainer)	$60,000	—
Lead Independent Director, if any (additional retainer)	$22,500	—
Audit Committee	$10,000	$20,000
Compensation Committee	$7,000	$14,000
Nominating and Corporate Governance Committee	$5,000	$10,000
Our non-employee directors also receive an initial equity award upon commencement of service as a board member; thereafter, each non-employee director will receive an annual equity grant on the date of our annual meeting. The form of award in each case in 2019 was a non-qualified stock option. In 2019, the initial award was an option to purchase 20,000 shares of our common stock that vests annually over three years of service. Each subsequent annual award was an option to purchase 10,000 shares of our common stock that will vest after one year of service.
Upon the closing of a change of control, the vesting of all outstanding equity awards held by our non-employee directors will accelerate in full.
The following table shows for the fiscal year ended December 31, 2019, certain information with respect to the compensation of all non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Michael F. Bigham	55,000	27,705	82,705
Martha J. Demski	67,000	27,705	94,705
Mardi C. Dier	50,000	27,705	77,705
William W. Ericson	57,000	27,705	84,705
Ivan Lieberburg, M.D., Ph.D.	40,000	27,705	67,705
John MacPhee	40,000	27,705	67,705
David L. Mahoney(3)	90,875	174,001	264,876
__________________________________________
(1)The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 13 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.
(2)As of December 31, 2019, the non-employee directors had the following number of shares subject to options outstanding: Mr. Bigham 65,000 shares; Ms. Demski 85,000 shares; Ms. Dier 50,000 shares; Mr. Ericson 99,000 shares; Dr. Lieberburg 147,000 shares; Mr. MacPhee 299,600 shares; Mr. Mahoney 197,000 shares.
(3)Mr. Mahoney was appointed Chairman of the Board effective September 2019 and, in connection therewith, received an option to purchase 40,000 shares of our common stock.
In March 2020, our Board of Directors revised our compensation policy for our non-employee directors, to be in effect immediately following our 2020 annual meeting. Under the revised policy, each of our non-employee directors will be paid an annual cash retainer of $45,000. All other existing cash retainers remain unchanged, except the Compensation Committee chair will receive an annual cash retainer of $15,000 and the Compensation Committee members will receive an annual cash retainer of $7,500. Also under our revised compensation policy, our non-employee directors will receive an initial equity award upon commencement of service as a board member of an option to purchase

20,0000 shares of our common stock and a restricted stock unit to acquire 10,000 shares of our common stock, in each case vesting over three years. Each subsequent annual award, commencing with the 2020 annual meeting, will be an option to purchase 10,000 shares of our common stock and a restricted stock unit to acquire 5,000 shares of our common stock, in each case to vest after one year of service.

EXECUTIVE OFFICERS AND KEY EMPLOYEES
The following table sets forth information regarding our executive officers as of April 19, 2020:

Name	Age	Position(s)
Neil F. McFarlane	47	Chief Executive Officer
Christopher B. Prentiss	45	Chief Financial Officer
Vijay Shreedhar, Ph.D.	49	Chief Commercial Officer
For biographical information for Mr. McFarlane, see Proposal 1 – Election of Directors.
Christopher B. Prentiss. Mr. Prentiss joined as our Vice President, Finance and Controller in April 2015, was appointed Chief Accounting Officer in September 2017, and subsequently appointed Chief Financial Officer effective November 2019. Prior to joining Adamas, Mr. Prentiss was the Vice President, Finance and Controller at InterMune, Inc., a biotechnology company, from June 2013 to March 2015, where he was responsible for the management of the accounting function. Prior to that, Mr. Prentiss was Senior Director, Controller at Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, from May 2012 to June 2013, where he was responsible for the accounting and tax functions. From June 2005 to May 2012, Mr. Prentiss was at MannKind Corporation where he served in a variety of finance roles, most recently as Senior Director, Controller. Prior to joining MannKind, Mr. Prentiss was a Senior Manager at KPMG LLP in the assurance practice. Mr. Prentiss received a Bachelor’s of Science degree in Accounting from Loyola Marymount University, and a Masters of Business Administration from Indiana University. Mr. Prentiss is a CPA licensed in California.
Vijay Shreedhar, Ph.D. Dr. Shreedhar joined as our Chief Commercial Officer in May 2019. Prior to joining Adamas, Dr. Shreedhar served in a variety of sales and marketing roles of increasing responsibility in multiple therapeutic areas at Amgen, a biotechnology company, from August 2005 to May 2019. Most recently, he was Executive Director and Integrated Commercial Lead for the Multiple Myeloma franchise with responsibility for national sales, brand marketing and regional marketing teams. Dr. Shreedhar holds a Ph.D. in Oncology and Immunology from the University of Texas, M.D. Anderson Cancer Center and an MBA in Healthcare Management from the Wharton School at the University of Pennsylvania

EXECUTIVE COMPENSATION
The following is a discussion of compensation arrangements of our named executive officers, or NEOs. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As a “smaller reporting company,” we are not required to include a Compensation Discussion and Analysis section and have elected to comply generally with the scaled disclosure requirements applicable to smaller reporting companies.
Our Compensation Committee, appointed by our Board of Directors, is responsible for establishing, implementing and monitoring our compensation philosophy and objectives. Our compensation philosophy strives to align the interests of our employees and board members with those of our stockholders. As part of this philosophy, we emphasize equity over cash compensation. Compensation of our executives has three basic components: base salary, cash bonus based primarily on achievement of corporate goals, and stock award consisting of stock options and restricted stock units (RSUs). We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive.
Our NEOs for fiscal year 2019 were as follows: Neil F. McFarlane, Vijay Shreedhar, Ph.D., Christopher B. Prentiss, and Gregory T. Went, Ph.D. Our NEOs each transitioned into Adamas or into new roles as follows:
•Mr. McFarlane joined Adamas as our new Chief Executive Officer as of September 16, 2019;
•Dr. Went separated from Adamas as Chief Executive Officer upon Mr. McFarlane’s appointment as CEO and continues to serve as a consultant to Adamas;
•Dr. Shreedhar joined Adamas as our Chief Commercial Officer on May 29, 2019; and
•Mr. Prentiss was promoted from Chief Accounting Officer to Chief Financial Officer effective as of November 1, 2019.
Summary Compensation Table
The following table shows information regarding the compensation of our NEOs for services performed in the fiscal years ended December 31, 2019, and with respect to Dr. Went for the fiscal year ended December 31, 2018. None of the NEOs other than Dr. Went were NEOs in 2018 and thus compensation is not presented.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)	Total ($)
Neil F. McFarlane(5)	2019	182,292	—	125,200	781,250	957,325	34,575	2,080,642
Chief Executive Officer
Vijay Shreedhar, Ph.D.(6)	2019	252,344	—	130,200	321,063	397,513	128,974	1,230,094
Chief Commercial Officer
Christopher B. Prentiss(7)	2019	358,333	—	184,000	245,188	298,980	7,140	1,093,641
Chief Financial Officer
Gregory T. Went, Ph.D.(8)	2019	391,667	—	246,411	383,063	478,125	1,223,451	2,722,717
Former Chief Executive Officer	2018	550,000	260,200	—	529,238	2,013,363	6,322	3,359,123
____________________________________________
(1)The amount in this column reflects bonus earned by Dr. Went in 2018, pursuant to Adamas’ 2018 Cash Bonus Program and paid in 2019.
(2)The amounts in this column reflect bonuses earned by the employee in 2019, pursuant to Adamas’ 2019 Cash Short-Term Incentive Program and paid in 2020.
(3)The amounts in this column reflect the grant date fair value of the RSUs granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 13 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.
(4)The amounts in this column reflect the aggregate grant date fair value of the stock option awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 13 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.
(5)Mr. McFarlane joined Adamas on September 16, 2019, at an annual base salary of $625,000. The “All Other Compensation” amount for Mr. McFarlane includes $21,407 for commute benefits, and $11,043 for tax gross-ups.

(6)Dr. Shreedhar joined Adamas on May 29, 2019, at an annual base salary of $425,000. The “All Other Compensation” amount for Dr. Shreedhar includes $62,500 for a relocation allowance, $34,714 for commute benefits, and $24,762 for tax gross-ups.
(7)Mr. Prentiss was promoted to Chief Financial Officer of Adamas on November 1, 2019, at an annual base salary of $400,000.
(8)Dr. Went separated from Adamas on September 16, 2019. The “All Other Compensation” amount in 2019 for Dr. Went includes $852,500 for severance in satisfaction of any obligations under our executive severance plan, $172,430 in consulting fees pursuant to his Separation and Consulting Agreement, $133,269 of accrued paid time off paid upon termination, $25,220 for payment of attorney fees, $11,894 for sales incentive award program benefits, and $10,874 for a tax gross-up paid on the sales incentive award program benefits.
Executive Compensation Narrative
For 2019, the principal components of Adamas’ executive compensation program consisted of base salary, annual performance cash incentives, equity incentive awards, and in the case of Dr. Went in connection with his separation from Adamas, payments in satisfaction of any obligations under our executive severance plan and a Separation and Consulting Agreement. A significant portion of target total direct compensation for our NEOs is structured in the form of “at-risk” compensation for the annual performance cash incentives and equity incentive awards, with the cash performance payouts and equity incentive award values dependent upon our company performance. Equity compensation has historically been granted in the form of stock options and RSUs. Adamas considers stock options and RSUs to be “at risk” because the realized value is dependent upon our share price. The degree to which our total rewards are “at risk” aligns our executives’ interests with those of our stockholders for near and long-term performance.
Offer Letters
We currently do not have employment agreements with any of our executive officers. Each of our executive officers are employed on an “at will” basis, with no fixed term of employment, pursuant to the terms of their respective offer letters. Certain material terms of each executive officer’s employment are described below. Each offer letter also contains standard terms related to paid time off and participation in our employee benefit plans, and in addition, requires execution of our form of confidential information and proprietary information agreement.
Neil F. McFarlane. For 2019, Mr. McFarlane’s annual base salary was $625,000, and prorated for the months of service was $182,292. Under our cash short-term incentive program, Mr. McFarlane is eligible to receive an annual target cash short-term incentive of 60% of his annual base salary, which was pro-rated for 2019. In addition, pursuant to the terms of his offer letter, Mr. McFarlane received a stock option to acquire 250,000 shares of our common stock and an RSU to acquire 125,000 shares of our common stock, in each case vesting over four years, and will receive a second equity grant in an amount to be determined by the Board as part of the annual review process, to be no less than a stock option to acquire 100,000 shares of our common stock and an RSU to acquire 50,000 shares of our common stock, in each case vesting over four years. In March 2020, this annual equity grant was approved by the Board in the amount of a stock option to acquire 200,000 shares of our common stock and an RSU to acquire 100,000 shares of our common stock. Further, Mr. McFarlane will receive a relocation allowance of $350,000 to be paid in two installments; commute expenses for 18 months with gross-up payments related to the tax impact of this benefit; and payment of attorney fees of $2,125 for review and advice regarding his offer letter. Regarding the relocation allowance, the first installment of $150,000 was paid in January 2020 (therefore not included in the Summary Compensation Table above as 2019 compensation but will be included next year as 2020 Other Income) and will be earned at the time of Mr. McFarlane’s relocation to the San Francisco Bay Area and the second installment of $200,000 will be paid at the time of Mr. McFarlane’s relocation and earned after two years of employment. Additionally, Mr. McFarlane received commute benefits of $21,407 in 2019 and tax gross-ups related to the commute benefits of $11,043. The above compensation was designed to attract Mr. McFarlane to Adamas, to provide competitive compensation, and to consider the pay he would have earned in his prior role.
Vijay Shreedhar, Ph.D. For 2019, Dr. Shreedhar’s annual base salary was $425,000, and prorated for the months of service was $252,344. Under our cash short-term incentive program, Dr. Shreedhar is eligible to receive an annual target cash short-term incentive of 45% of his annual base salary, which was pro-rated for 2019. In addition, pursuant to the terms of his offer letter, Dr. Shreedhar received a stock option to acquire 137,500 shares of our common stock and an RSU to acquire 68,750 shares of our common stock, in each case vesting over four years; will receive a relocation allowance of $250,000 to be paid in two installments; and commute expenses for 12 months with gross-up payments related to the tax impact of this benefit. Regarding the relocation allowance, the first installment of $62,500 was paid in 2019 and will be earned at the time of Dr. Shreedhar’s relocation to the San Francisco Bay Area and the second installment of $187,500 will be paid at the time of Dr. Shreedhar’s home sale and earned after two years of employment. Additionally, Dr. Shreedhar received commute benefits of $34,714 and tax gross-ups related to the commute benefits of $24,762.
Christopher B. Prentiss.  For 2019, Mr. Prentiss earned a base salary at an annual rate of $350,000 through October 2019 as our Chief Accounting Officer prior to his transition as Chief Financial Officer in November 2019, at which time his base salary was increased to an annual rate of $400,000. Under our cash short-term incentive program, Mr. Prentiss is eligible to receive an annual target cash short-term incentive of 40% of his annual base salary.
Gregory T. Went, Ph.D. For 2019, Dr. Went’s annual base salary was $550,000. Under our cash short-term incentive program, prior to his termination of employment, Dr. Went was eligible to receive an annual target cash short-term incentive of 55% of his annual base salary. Upon Dr. Went’s separation from Adamas in September 2019, Adamas provided Dr. Went with severance of $852,500 and COBRA continuation for up to twelve months, in satisfaction of any obligations under our executive severance plan. The terms of our executive severance plan are set forth under “Executive Severance Plan” below. Dr. Went also received a 2019 bonus pursuant to his Separation and Consulting Agreement, paid in 2020, equal to his annual target cash short-term incentive of up to 55%, pro-rated for his partial year of employment in 2019, in the amount of $246,411, as determined by the Compensation Committee based on its determination of the percentage achievement of Adamas’ corporate goals during 2019. In addition, pursuant to his Separation and Consulting Agreement, Dr. Went will receive consulting compensation at the rate of $425,000 per year through December 31, 2021, unless extended by Adamas through December 31, 2022, continued vesting of equity grants received as an employee and is eligible for the receipt of additional equity grants in the discretion of the Compensation Committee, and payment of attorney fees of $25,220 for review and advice regarding his Separation and Consulting Agreement. Dr. Went also received non-cash compensation of $11,894 associated with attending a sales achievement event and tax gross-ups related to the event of $10,874.
Cash Short-Term Incentive Program
Prior to 2019, the cash bonus program was solely within the discretion of the Board or Compensation Committee upon delegation by the Board. While the Compensation Committee linked compensation to the achievement of corporate, project and individual goals, they exercised broad discretion in determining the amount of cash bonuses. Accordingly, we did not consider the bonuses in the Summary Compensation Table in 2018 to be “Non-Equity Incentive Plan Compensation” within the meaning of applicable SEC rules. In 2019, the Board of Directors established specific cash performance objectives based on company goals and assigned performance weighting to each objective relative to overall performance of the company to reflect prioritization of key objectives. In early 2020 the Compensation Committee reviewed Adamas’ performance against those objectives and determined that Adamas had achieved 115% of its objectives. Accordingly, all cash short-term incentive payments to our NEOs in 2020 were calculated as 115% of target amount, pro-rated for Mr. McFarlane and Dr. Shreedhar based on their length of service and for Dr. Went based on his time as Chief Executive Officer. Adamas must achieve a minimum level of performance for any funding into the cash short-term incentive program and at this time the maximum payout is 150% of target. Adamas believes the minimum threshold and maximum payout helps to manage risk and the overall cost of the program.
Stock and Option Awards
Pursuant to our 2014 Equity Incentive Plan, in April 2019 the Compensation Committee as part of the annual review process, approved grants to: Mr. Prentiss consisting of a stock option to acquire 37,500 shares of our common stock and an RSU to acquire 18,750 shares of our common stock; and Dr. Went consisting of a stock option to acquire 112,500 shares of our common stock and an RSU to acquire 56,250 shares of our common stock. In addition, in November 2019, Mr. Prentiss received promotional equity grants consisting of a stock option to acquire 50,000 shares of our common stock and an RSU to acquire 25,000 shares of our common stock. All stock options were granted with an exercise price per share equal to the fair market value of a share of our common stock on the date of grant. The stock options vest on a monthly basis over four years, and the RSUs vest on an annual basis over four years.
Pursuant to our 2016 Inducement Plan, Mr. McFarlane and Dr. Shreedhar received new hire equity grants as discussed above in “Offer Letters” when they joined Adamas.

2014 Equity Incentive Plan
Our Board of Directors adopted our 2014 Plan in February 2014, and our stockholders approved the 2014 Plan in March 2014. The 2014 Plan is the successor to our prior 2007 Plan. No further grants will be made under our 2007 Plan. Our 2014 Plan provides for the grant of ISOs to our employees and for the grant of NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, performance cash awards, and other forms of equity compensation to our employees, directors, and consultants.
2014 Employee Stock Purchase Plan
Our Board of Directors adopted the 2014 Employee Stock Purchase Plan, or ESPP, in February 2014, and our stockholders approved the ESPP in March 2014. The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.
2016 Inducement Plan
In March 2016, a majority of our independent non-employee directors approved Adamas’ 2016 Inducement Plan, or the 2016 Inducement Plan, pursuant to which we may grant stock awards for up to a total of 450,000 shares of common stock to new employees of Adamas. To support our growth plans associated with the launch and commercialization of our first wholly-owned approved product, in each of January 2017, November 2017, March 2019 and February 2020, the 2016 Inducement Plan was amended to increase the number of shares available for issuance by an additional 450,000 shares, for a total of 1,800,000 additional shares, resulting in a total of 2,250,000 shares of common stock issuable under the 2016 Inducement Plan.
Pension Benefits
Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by Adamas during 2019. Adamas does not provide our named executive officers, or any other employee, a pension or retirement plan except our 401(k) plan.
Executive Severance Plan
Our Board of Directors adopted our Executive Severance Plan to provide our executives with severance benefits in the event their employment with us terminates without cause or, in case of a termination of employment that occurs in connection with our undergoing a change in control, either without cause or for good reason.
To be eligible for benefits under our Executive Severance Plan, the executive must hold the title of Vice President or above on the date of termination. To be considered to have occurred in connection with our undergoing a change in control, the termination (or resignation “for good reason”) must occur at or within 12 months after our consummating the change in control.
Benefits under the Executive Severance Plan, other than in connection with a change in control, include both a cash portion, determined by reference to monthly base salary, and eligibility for group medical coverage (COBRA).
If the triggering termination or resignation “for good reason” occurs in connection with a change in control, benefits under the Executive Severance Plan include a cash portion determined by reference to monthly base salary, annual target bonus, and a pro-rata target bonus; eligibility for COBRA; equity awards that were outstanding at the time of the change in control will become fully vested; and the post-termination period to exercise options will be extended up to the earlier of 12 months after the termination or the expiration date of the option. The pro-rata target bonus payment will be a pro-rata portion of the current fiscal year annual target bonus, calculated based on the number of full months worked in the fiscal year through the date of the change in control termination, assuming performance at target for all metrics.
The amount and timing of cash severance payments and the duration of COBRA coverage are determined by the executive’s title, and whether the termination is in connection with a change in control. If the termination is not in connection with a change in control, cash severance is paid as salary continuation. If the termination is in connection with a change in control, cash severance, including monthly based pay, annual target bonus, and pro-rata target bonus is paid in a lump sum.
The following table sets forth the cash severance and COBRA benefits under our Executive Severance Plan:

	Other than in connection with a change in control		In connection with a change in control
Title	Cash Severance (multiple of monthly base pay)	COBRA Period (number of months)	Cash Severance (multiple of monthly salary plus annual target bonus in months)(1)	COBRA Period (number of months)
Chief Executive Officer	12	12	18	18
Designated Executive Officer	12	12	12	12
All other executives	9	9	12	12
_________________________________________
(1)Additionally includes pro-rata target bonus, calculated as described above.
Under the Executive Severance Plan, participants are eligible for severance benefits if we or our successor terminates the executive’s employment other than due to (i) commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against Adamas; (iii) intentional, material violation of any contract or agreement between the Participant and Adamas or of any statutory duty owed to Adamas; (iv) unauthorized use or disclosure of Adamas’ confidential information or trade secrets; (v) an act by the Participant which constitutes gross negligence, willful misconduct or insubordination in the course of employment; or (vi) the continued failure of the Participant to perform the essential duties and responsibilities of his or her position, after having received notice of the deficiencies and having had 30 days to cure such defects in performance. The determination that a termination of the employment of a Participant is either for Cause or without Cause will be made by Adamas, in its sole discretion.
Under the Executive Severance Plan, participants are also eligible for severance benefits at or within 12 months following a change in control if the participant resigns for any of the following “good reasons”: (i) a decrease in a Participant’s base salary or target bonus by more than 10%, (ii) a material decrease in a Participant’s duties or responsibilities (but excluding a change in title or reporting relationship), (iii) a relocation of the Participant’s primary work location by more than 50 miles, or (iv) Adamas’ failure to obtain an agreement from a successor to continue the Plan or to substitute for it a plan or other compensation arrangement that provides equivalent or greater benefits; provided, however, that to resign for Good Reason, a Participant must (1) provide written notice to Adamas’ General Counsel within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for his or her resignation for Good Reason, (2) allow Adamas at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, the Participant’s resignation from all positions he or she then holds with Adamas is effective not later than 30 days after the expiration of the cure period.
To receive benefits under the Executive Severance Plan, in addition to having a termination or resignation that qualifies for benefits, the executive will be required to execute a full release of claims in a form satisfactory to Adamas, within certain designated timeframes.
Nonqualified Deferred Compensation
Our named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan for the year ended December 31, 2019.
Non-Employee Director Compensation
For non-employee director compensation see “Non-Employee Director Compensation” section above, which information is incorporated by reference here.

Outstanding Equity Awards at December 31, 2019

		Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)
Name		Exercisable(1)	Unexercisable
Neil F. McFarlane	9/16/2019	—	250,000	(3)	$6.250	9/15/2029	125,000	(4)	$473,750
Vijay Shreedhar, Ph.D.	6/7/2019	—	137,500	(5)	$4.670	6/6/2029	68,750	(6)	$260,563
Christopher B. Prentiss	4/30/2015	35,000	—		$17.270	4/29/2025	—		—
	3/4/2016	17,577	1,173	(7)	$13.660	3/3/2026	782	(8)	$2,964
	2/21/2017	14,179	6,446	(7)	$17.200	2/20/2027	1,719	(9)	$6,515
	10/6/2017	8,437	6,563	(7)	$23.110	10/5/2027	1,250	(10)	$4,738
	3/6/2018	13,124	16,876	(7)	$25.660	3/5/2028	3,750	(11)	$14,213
	12/27/2018	—	—		—	—	9,375	(12)	$35,531
	4/8/2019	6,249	31,251	(7)	$6.810	4/7/2029	18,750	(13)	$71,063
	11/7/2019	1,041	48,959	(7)	$4.700	11/6/2029	25,000	(14)	$94,750
Gregory T. Went, Ph.D.(15)	11/16/2011	128,216	—		$0.665	11/15/2021	—		—
	2/22/2012	32,005	—		$0.665	2/21/2022	—		—
	2/20/2014	605,037	—		$8.995	2/19/2024	—		—
	2/25/2015	65,561	—		$17.310	2/24/2025	—		—
	3/4/2016	161,718	10,782	(7)	$13.660	3/3/2026	7,188	(8)	$27,243
	2/21/2017	95,389	43,361	(7)	$17.200	2/20/2027	11,563	(9)	$43,824
	3/6/2018	54,139	69,611	(7)	$25.660	3/5/2028	15,469	(11)	$58,628
	4/8/2019	18,750	93,750	(7)	$6.810	4/7/2029	56,250	(13)	$213,188
_____________________________________
(1)The options listed are fully vested. Vesting of all options is subject to continued service on the applicable vesting date.
(2)Value calculated based on the $3.79 closing price of Adamas Pharmaceuticals common stock on December 31, 2019, the last trading day of 2019.
(3)25% of the shares subject to this award vest on September 16, 2020, and an additional 1/48th vest per month in equal monthly installments thereafter through September 16, 2023.
(4)Represents RSUs, which have vested or will vest in four equal annual installments beginning on September 16, 2020.
(5)25% of the shares subject to this award vest on May 29, 2020, and an additional 1/48th vest per month in equal monthly installments thereafter through May 29, 2023.
(6)Represents RSUs, which have vested or will vest in four equal annual installments beginning on June 20, 2020.
(7)The shares subject to this award vest in equal monthly installments over a four-year period beginning on the monthly anniversary of the grant date.
(8)Represents RSUs, which have vested or will vest in four equal annual installments beginning on March 20, 2017.
(9)Represents RSUs, which have vested or will vest in four equal annual installments beginning on March 20, 2018.
(10)Represents RSUs, which have vested or will vest in four equal annual installments beginning on December 20, 2018.
(11)Represents RSUs, which have vested or will vest in four equal annual installments beginning on March 20, 2019.
(12)Represents RSUs, which vest according to the following schedule: 3,125 of the shares vest on January 20, 2020, and 6,250 of the shares vest on January 20, 2021.
(13)Represents RSUs, which have vested or will vest in four equal annual installments beginning on March 20, 2020.
(14)Represents RSUs, which have vested or will vest in four equal annual installments beginning on November 1, 2020.
(15)In accordance with Dr. Went’s Separation and Consulting Agreement, in the event Adamas does not extend his consulting period through the end of 2022, then Adamas will immediately accelerate on December 31, 2021, all unvested shares that would have otherwise vested through December 31, 2022.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding stock options and rights (a)		Weighted-average exercise price of outstanding stock options and rights (b)(1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(2)	5,387,382	(3)	$9.81	3,303,556	(4)(5)
Equity compensation plans not approved by security holders(6)	1,487,251		9.20	236,269
Total	6,874,633		$9.68	3,539,825
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(1)RSUs, unlike stock options, do not have exercise prices and are included in the number of shares to be issued upon exercise of outstanding equity awards. If the weighted average exercise price was calculated including only those awards that have a specified exercise price, the weighted average exercise price for plans approved by security holders would be $12.04 and the weighted average exercise price for plans not approved by security holders would be $12.14.
(2)The equity compensation plans approved by security holders are described in Notes 12 and 13 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.
(3)The maximum number of shares subject to purchase rights under the 2014 Employee Stock Purchase Plan (“ESPP”) is a function of stock price and total employee contributions. As such, Adamas cannot reasonably determine the number of shares subject to purchase rights as of December 31, 2019, and so this number does not include shares issuable pursuant to rights outstanding under the ESPP.
(4)Includes 2,376,613 and 926,943 shares of common stock available for issuance under the 2014 Plan and the ESPP, respectively, as of December 31, 2019.
(5)The reserve for shares available under the 2014 Plan automatically increases on January 1st each year, beginning in 2015, and for a period of up to 10 years, in an amount equal to 4% of the total number of shares of Adamas’ capital stock outstanding on the last day of the preceding fiscal year, or a lesser number of shares as determined by the Board of Directors. The 2014 Plan is also subject to further increases for shares that were subject to outstanding options under Adamas’ prior stock plans: the 2007 Plan and the 2002 Plan as of the effective time that thereafter expire, terminate, or otherwise are forfeited or reacquired. The ESPP contains a similar “evergreen” provision. Beginning January 1, 2015, and continuing through and including January 1, 2024, the amount of common stock reserved for issuance under the ESPP will increase annually on that date by the lesser of (i) one percent (1%) of the total number of shares of common stock outstanding on such December 31, (ii) 520,000 shares of common stock, or (iii) a number of shares as determined by the Board of Directors prior to the beginning of each year, which shall be the lesser of (i) or (ii) above. The amounts set forth in the table do not include the shares added to the 2014 Plan and ESPP that occurred on January 1, 2020.
(6)In March 2016, our Board of Directors approved the 2016 Inducement Plan (the “Inducement Plan”) under which 450,000 shares of our common stock were made available for issuance. In each of January 2017, November 2017, March 2019, and February 2020, the 2016 Inducement Plan was amended, to increase the number of shares available for issuance by an additional 450,000 shares, for a total of 1,800,000 additional shares, resulting in a total of 2,250,000 shares of common stock issuable under the 2016 Inducement Plan. Options granted under the Inducement Plan may have terms of up to ten years. All options issued to date have had a ten year life. Consistent with the 2014 Plan, options granted generally vest over four years and vest at a rate of 25% upon the first anniversary of the issuance date and 1/48th per month thereafter. Restricted stock units granted vest at a rate of 25% per year over four years. The Inducement Plan was adopted by our Board of Directors without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. The amounts set forth in the table do not include the increase of 450,000 shares that occurred in February 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of February 14, 2020, by (i) each of our named executive officers, (ii) each of our directors, (iii) all of our directors and executive officers as a group; and (iv) each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock. Our calculation of the percentage of beneficial ownership is based on 28,012,844 shares of common stock outstanding as of February 14, 2020. Unless otherwise indicated, the address of each beneficial owner listed in the table below as owning more than 5% of our common stock is c/o Adamas Pharmaceuticals, Inc., 1900 Powell Street, Suite 1000, Emeryville, California 94608.
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of February 14, 2020. Shares of our common stock issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Entities affiliated with Mohr Davidow Ventures(1)	4,619,796	16.5%
Stonepine Capital Management, LLC(2)	2,241,239	8.0%
Armistice Capital, LLC(3)	2,196,000	7.8%
Macquarie Investment Management(4)	2,167,416	7.7%
BlackRock, Inc.(5)	1,735,309	6.2%
Named Executive Officers and Directors
William W. Ericson, J.D.(6)	4,708,796	16.8%
Gregory T. Went, Ph.D.(7)	1,447,441	5.0%
John MacPhee(8)	289,600	1.0%
David L. Mahoney(9)	206,781	*
Ivan Lieberburg, M.D., Ph.D.(10)	201,000	*
Christopher B. Prentiss(11)	130,558	*
Martha J. Demski(12)	88,000	*
Michael F. Bigham(8)	55,000	*
Mardi C. Dier(8)	30,000	*
Vijay Shreedhar, Ph.D.(13)	2,500	*
Neil F. McFarlane	—	*
All executive officers and directors as a group (10 persons)(14)	5,712,235	19.7%
______________________________________________
*Represents holdings of less than 1% of the outstanding shares of common stock.
(1)Includes (i) 4,331,804 shares held of record by MDV VII, L.P. and (ii) 287,992 shares held of record by MDV IX, L.P. Each of MDV VII, L.P., MDV VII Leaders’ Fund, L.P., MDV ENF VII(A), L.P., MDV ENF VII(B), L.P., MDV IX, L.P., MDV ENF IX, L.P., Seventh MDV Partners, L.L.C., Ninth MDV Partners, L.L.C., Jonathan Feiber, Nancy Schoendorf, and William Ericson are members of a group and may be deemed to beneficially own these shares. William Ericson, a general partner with Mohr Davidow Ventures and a member of our Board of Directors, may be deemed to indirectly beneficially own the shares affiliated with Mohr Davidow Ventures. The address of these entities is 777 Mariners Island Blvd, Suite 550, San Mateo, CA 94404. The foregoing information is based solely on a Schedule 13D/A filed with the SEC on February 14, 2018, which provides information only as of June 1, 2017. Consequently, the beneficial ownership of these reporting persons may have changed between June 1, 2017, and February 14, 2020.

(2)Based solely on a Schedule 13G/A filed with the SEC by Stonepine Capital Management, LLC (“Stonepine”) on February 13, 2020. Reflects shares beneficially owned by Stonepine, Stonepine Capital, L.P., Jon M. Plexico, and Timothy P. Lynch (collectively the “Filers”). Each of the foregoing has sole voting power and shared dispositive power over all the shares, and disclaims beneficial ownership of the shares except to the extent of their pecuniary interest therein. The address of the Filers is 919 NW Bond Street, Suite 204, Bend, OR 97703.
(3)Based solely on a Schedule 13G/A filed with the SEC by Armistice Capital, LLC (“Armistice”) on February 14, 2020. Reflects shares beneficially owned by Armistice, Armistice Capital Master Fund Ltd., and Steven Boyd. Each of the foregoing has shared voting power and shared dispositive power over all of the shares. The address of Armistice and Steven Boyd is 510 Madison Avenue, 7th Floor, New York, NY 10022. The address of Armistice Capital Master Fund Ltd. is c/o dms Corporate Services Ltd., 20 Genesis Close, P.O. Box 314, Grand Cayman KY1-1104, Cayman Islands.
(4)Based solely on a Schedule 13G/A filed with the SEC by Macquarie Group Limited on February 13, 2020, on behalf of itself and Macquarie Bank Limited, Macquarie Investment Management Holdings Inc., Macquarie Investment Management Business Trust, Delaware Small Cap Core Fund, a series of Delaware Group Equity Funds IV, and Macquarie Investment Management Austria Kapitalanlage AG. Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust each has sole voting and sole dispositive power over 2,157,518 shares. Macquarie Investment Management Austria Kapitalanlage AG has sole voting and sole dispositive power over 3,388 shares. Macquarie Group Limited and Macquarie Bank Limited are each deemed to beneficially own all of the shares due to their ownership of the entities above. Delaware Small Cap Core Fund, a series of Delaware Group Equity Funds IV, has sole voting and investment power over 1,683,490 of these shares. The address of Macquarie Group Limited and Macquarie Bank Limited is 50 Martin Place, Sydney, New South Wales, Australia. The address of Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust is 2005 Market Street, Philadelphia, PA 19103. The address of Macquarie Investment Management Austria Kapitalanlage AG is L3, Kaerntner Strasse 28, Vienna C4 1010.
(5)Based solely on a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 5, 2020. BlackRock has sole voting power over 1,695,808 of these shares, and sole dispositive power over all of these shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(6)Includes 89,000 shares issuable pursuant to options that are vested as of, or will vest within 60 days of February 14, 2020. Also includes the shares held by Entities affiliated with Mohr Davidow Ventures. William Ericson is a general partner with Mohr Davidow Ventures and may be deemed to indirectly beneficially own the shares affiliated with Mohr Davidow Ventures. Mr. Ericson disclaims beneficial ownership thereof except to the extent of his respective proportionate pecuniary interest in such shares.
(7)Based solely on a Schedule 13G/A filed with the SEC by Dr. Went on February 14, 2020, reflecting beneficial ownership as of December 31, 2019. Includes 1,183,628 shares subject to options exercisable within 60 days of December 31, 2019 and 51,650 shares held By Trust.
(8)Consists solely of shares issuable pursuant to options that are vested as of, or will vest within 60 days of February 14, 2020.
(9)Consists of (i) 57,153 shares held directly by Mr. Mahoney, (ii) 2,628 shares held by David L. Mahoney & Winnifred C. Ellis 1998 Family Trust, and (iii) 147,000 shares issuable pursuant to options that are vested as of, or will vest within 60 days of February 14, 2020.
(10)Consists of (i) 16,000 shares held by Ivan Lieberburg and Janice Kirsch as Community Property with Right of Survivorship, over which Dr. Lieberburg shares voting and dispositive power, (ii) 48,000 shares held directly by Dr. Lieberburg, and (iii) 137,000 shares issuable pursuant to options that are vested as of, or will vest within 60 days of February 14, 2020.
(11)Consists of 13,439 shares held directly by Mr. Prentiss and 117,119 shares issuable pursuant to options and RSUs that are vested as of, or will vest within 60 days of February 14, 2020
(12)Consists of 13,000 shares held by Martha J. Demski Trust U/D/T 10/1/1994, Martha J. Demski Trustee and 75,000 shares issuable pursuant to options that are vested as of, or will vest within 60 days of February 14, 2020.
(13)Consists solely of shares held directly by Dr. Shreedhar as of February 14, 2020.
(14)Consists of 152,720 shares held by our directors and executive officers, 939,719 shares issuable pursuant to options and RSUs held by our directors and executive officers that are vested as of, or will vest within 60 days of February 14, 2020, and 4,619,796 shares held by entities affiliated with certain of our directors, all as of February 14, 2020.

ADDITIONAL INFORMATION
Householding of Proxy Materials
The SEC has adopted rules known as “householding” that permit companies and intermediaries (such as brokers) to deliver one set of proxy materials to multiple stockholders residing at the same address. This process enables us to reduce our printing and distribution costs, and reduce our environmental impact. Householding is available to both registered stockholders and beneficial owners of shares held in street name.
Registered Stockholders
If you are a registered stockholder and have consented to householding, then we will deliver or mail one set of our proxy materials, as applicable, for all registered stockholders residing at the same address. Your consent will continue unless you revoke it, which you may do at any time by providing notice to Adamas’ Corporate Secretary by telephone at 510-450-3500 or by mail at 1900 Powell Street, Suite 1000 Emeryville, California 94608.
If you are a registered stockholder who has not consented to householding, then we will continue to deliver or mail copies of our proxy materials, as applicable, to each registered stockholder residing at the same address. You may elect to participate in householding and receive only one set of proxy materials for all registered stockholders residing at the same address by providing notice to Adamas as described above.
Street Name Holders
Stockholders who hold their shares through a brokerage may elect to participate in householding, or revoke their consent to participate in householding, by contacting their respective brokers.
Annual Report
This proxy statement is accompanied by our 2019 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, or the Form 10-K. The Form 10-K includes our audited financial statements. We have filed the Form 10-K with the SEC, and it is available free of charge at the SEC’s website at www.sec.gov and on our website at www.adamaspharma.com. In addition, upon written request to Adamas’ Corporate Secretary at 1900 Powell Street, Suite 1000, Emeryville, California 94608, we will mail to you free of charge a paper copy of our Form 10-K, including the financial statements and the financial statement schedules.
Other Matters
As of the date of this proxy statement, our Board of Directors knows of no other matters that will be presented for consideration at the 2020 Annual Meeting other than the matters described in this proxy statement. If other matters are properly brought before the 2020 Annual Meeting, then proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors:

Neil F. McFarlane Chief Executive Officer
Emeryville, California
April 23, 2020

ADAMAS™

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Michael F. Bigham 02) John MacPhee 03) David L. Mahoney

The Board of Directors recommends you vote 1 YEAR for the following proposal:

	1 year	2 years	3 years	Abstain
3. To vote, on an advisory basis, on the frequency of future voting on the compensation paid to Adamas' named executive officers.	☐	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000454483_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, and Annual Report to Stockholders (with Form 10-K) are available at www.proxyvote.com

ADAMAS PHARMACEUTICALS, INC.
ANNUAL MEETING OF STOCKHOLDERS
June 3, 2020
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint Neil F. McFarlane and Christopher B. Prentiss, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ADAMAS PHARMACEUTICALS, INC., that the undersigned are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., Pacific Time, on June 3, 2020, at the Hilton Garden Inn, 1800 Powell Street, Emeryville, CA 94608 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000454483_2 R1.0.1.18